UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2017

CELLCEUTIX CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-52321	30-0565645
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Cummings Center, Suite 151-B

Beverly, MA 01915

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (978) 921-4125

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

Phase 2a Trial of p53 Drug Candidate Kevetrin in the Treatment of Platinum-Resistant/Refractory Ovarian Cancer

Cellceutix Corporation:

A small mid-stage study is being initiated at a Texas cancer center which is designed to evaluate Kevetrin for safety, tolerability, as well as assess changes in select biomarkers and objective tumor response. Cellceutix believes that this clinical trial, using IV dosing, will directly inform how Kevetrin modulates the p53 signaling pathway—one of the key questions asked by pharmaceutical companies under Confidential Disclosure Agreement (CDA). Furthermore, as the Company has recently achieved 79 percent bioavailability of Kevetrin by oral administration in animal testing, Cellceutix anticipates being able to subsequently switch to oral dosing in future clinical trials, resulting in more frequent and convenient drug delivery. Bridging toxicology studies are now underway to enable this transition to oral dosing of patients.

The trial, we will be using sophisticated molecular mapping technology to analyze ovarian cancer tissue samples removed from study participants. Such data, complementing that already generated by testing discrete ovarian cancer cell-lines, will anchor Cellceutix’s understanding of Kevetrin’s multimodal mechanism of action, providing a more complete understanding of its full potential as a novel cancer treatment.

About Cellceutix Phase 2a Ovarian Cancer Trial Design

CTIX-KEV-201 is an open-label, Phase 2a study evaluating the safety, tolerability, and pharmacokinetics of Kevetrin as well as changes in select biomarkers and objective tumor response when administered to patients with platinum-resistant/refractory ovarian cancer. The clinical trial comprises two different short-term treatment regimens and will enroll an estimated 10 patients. Primary outcome measures include the incidence of Treatment-Emergent Adverse Events (TEAEs) and changes in pre-specified biomarkers (via tumor biopsy, examination of ascites fluid and peripheral blood), pre-treatment and post-treatment, at 3 weeks. Secondary outcome measures include objective tumor response, per Response Evaluation Criteria in Solid Tumors (RECIST) (version 1.1) and plasma concentrations of Kevetrin.

For more information on the CTIX-KEV-201 Phase 2a study, please visit:
https://clinicaltrials.gov/ct2/show/NCT03042702

The above information is intended to be considered in the context of the Company's Securities and Exchange Commission (“SEC”) filings and other public announcements that the Company may make, by press release or otherwise, from time to time. The Company undertakes no duty or obligation to publicly update or revise the information contained in this report, although it may do so from time to time as its management believes is warranted. Any such updating may be made through the filing of other reports or documents with the SEC, through press releases or through other public disclosure.

2

The information presented in Item 7.01 of this Current Report on Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, unless the Company specifically states that the information is to be considered “filed” under the Exchange Act or specifically incorporates it by reference into a filing under the Securities Act of 1933, as amended, or the Exchange Act.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS:

The information contained herein contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 including statements concerning projected timelines for the initiation and completion of clinical trials, our future drug development plans, other statements regarding future product developments, including with respect to specific indications, and any other statements which are other than statements of historical fact. These statements involve risks, uncertainties and assumptions that could cause Cellceutix's actual results and experience to differ materially from anticipated results and expectations expressed in these forward looking statements. Cellceutix has in some cases identified forward-looking statements by using words such as "anticipates," "believes," "hopes," "estimates," "looks," "expects," "plans," "intends," "goal," "potential," "may," "suggest," and similar expressions. Among other factors that could cause actual results to differ materially from those expressed in forward-looking statements are Cellceutix's need for, and the availability of, substantial capital in the future to fund its operations and research and development; including the amount and timing of the sale of shares of common stock to Aspire Capital; the fact that Cellceutix's compounds may not successfully complete pre-clinical or clinical testing, or be granted regulatory approval to be sold and marketed in the United States or elsewhere. A more complete description of these risk factors is included in Cellceutix's filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements. Cellceutix undertakes no obligation to release publicly the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events, except as required by applicable law or regulation.

3

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELLCEUTIX CORPORATION

Date: February 9, 2017	By:	/s/ Leo Ehrlich
Leo Ehrlich
Chief Executive Officer

4